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                                                                 EXHIBIT (12)(a)

                                   ONEOK, Inc.
                    Computation of Earnings to Fixed Charges


                                                                                                  Nine Months Ended
                                                                                                    September 30,
(Unaudited)                                                                                2001                      2000
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                                                                                               (Thousands of Dollars)
Fixed Charges, as defined
   Interest on long-term debt                                                          $    82,618                $    64,686
   Other interest                                                                           23,309                     15,634
   Amortization of debt discount and expense                                                 2,588                      2,345
   Interest on lease agreements                                                              4,332                      3,202
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     Total Fixed Charges                                                                   112,847                     85,867
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Earnings before income taxes and                                                           156,057                    157,883
   income from equity investees
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Earnings available for fixed charges                                                   $   268,904                $   243,750
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Ratio of earnings to fixed charges                                                            2.38 x                     2.84 x
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

For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.